Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration No. 333-259125 on Form S-3 and Registration Statement Nos. 333-265506, 333-225309, 333-218075, 333-211098, 333-187179, and 333-185968 on Form S-8 and Post-effective Amendment No. 1 to Registration Statement No. 333-190725 on Form S-1 of our reports dated February 15, 2024, relating to the financial statements of PBF Energy Inc. and subsidiaries, and the effectiveness of PBF Energy Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Morristown, New Jersey
February 15, 2024